CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 31, 2018 on the financial statements and financial highlights of Segall Bryant & Hamill Emerging Markets Fund and Segall Bryant & Hamill International Small Cap Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

Philadelphia, Pennsylvania

February 26, 2019